Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMC Entertainment Holdings, Inc.:

We consent to the use of our reports dated March 1, 2018 with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states the Company acquired Nordic Cinema Group Holding AB during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Nordic Cinema Group Holding AB’s internal control over financial reporting associated with total assets of $1.3 billion and total revenues of $266.6 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Nordic Cinema Group Holding AB.

/s/ KPMG LLP

Kansas City, Missouri
December 14, 2018